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                                                               Exhibit 99(a)(14)

Election form incomplete ?


Your election form indicates that you wish to cancel only your options granted
after [     ], 2000. However, your only stock option was granted before that date but was not listed on the form (see the sentence next to box B).

For your protection as well as Ariba's, if you wish to exchange your option
granted to you on [     ], you must submit a new Election Concerning Exchange of
Stock Options, listing the option you elect to have cancelled and exchanged in the space(s) provided, before 9PM Pacific Time on March 30, 2001. Thanks, and let me know if you have any questions.